Exhibit 99.1

Press Release
For Immediate Release

ITC Holdings Corp. Completes Acquisition of Michigan Electric Transmission Company
Customers to realize benefits from joint operations and coordinated planning, leading to a more competitive wholesale marketplace and robust system

Novi, Michigan — October 10, 2006 — ITC Holdings Corp. (NYSE: ITC) today announced that it has completed the acquisition of all of the outstanding equity interests in Michigan Electric Transmission Company, LLC (“METC”), a privately-held company and the neighboring transmission system to ITCTransmission, ITC Holdings’ wholly owned operating subsidiary, in a transaction valued at approximately $865 million.

In celebration of the closing of the METC acquisition, Joseph L. Welch, president and CEO of ITC Holdings, will ring The Closing BellSM at the New York Stock Exchange (NYSE) today.  A live webcast of the event will be available starting at 3:55pm ET on the NYSE website at www.nyse.com.

“We are pleased to welcome METC to the ITC Holdings family,” said Welch. “METC has built a solid foundation as a business, and together with ITCTransmission, we will continue to rebuild the electricity transmission infrastructure in Michigan in our endeavor to promote electric reliability and enhance service to our customers.”

The acquisition of METC establishes ITC Holdings as the largest independent electricity transmission company and the 10th largest electricity transmission serving entity in the country.

“This transaction will increase ITC Holdings’ size and scale and provides us with incremental opportunities to deploy capital going forward,” said Welch. “Since announcing the acquisition in May, we have focused on integration efforts so that customers can begin realizing the benefits of operational efficiencies resulting from simplified, joint operations and the ability to jointly identify, coordinate and plan system needs, projects and construction.”

METC’s selling shareholders, Evercore Capital Partners, Macquarie Essential Assets Partnership, TE Power Opportunities Investors LP, a GFI Energy Ventures LLC portfolio company and other private investors, received consideration valued at approximately $554 million, consisting of $484 million in cash and 2.2 million shares of ITC Holdings common stock.  In addition, ITC Holdings has assumed approximately $311 million of METC debt.

Credit Suisse and Lehman Brothers acted as financial advisors to ITC Holdings.  Simpson Thacher & Bartlett LLP served as ITC Holdings’ legal counsel, and Stuntz Davis & Staffier, PC served as legal counsel regarding FERC matters.  Macquarie Securities (USA), Inc. served as financial advisor to the selling shareholders of METC and Winston & Strawn LLP and Dickstein Shapiro LLP acted as their legal counsel.  The selling shareholders also received advice from Morgan Stanley, JPMorgan and Bear Stearns.

About ITC Holdings Corp.

ITC Holdings Corp. is in the business of investing in electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy.  ITCTransmission, an ITC Holdings subsidiary, is the first independently owned and operated electricity transmission company in the United States. ITCTransmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the ITCTransmission system serve an area comprised of 13 southeastern Michigan counties, including the

Detroit metropolitan area. Recently announced subsidiary ITC Grid Development, LLC will focus on partnering with local entities and utilities in regions where significant transmission improvements are needed.  The first region in which ITC Grid Development, LLC will focus its efforts is the Great Plains region, specifically in Kansas, through the formation of its subsidiary ITC Great Plains, LLC.  For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. For more information on ITCTransmission, please visit http://www.itctransco.com.  For more information on ITC Great Plains, please visit http://www.itcgreatplains.com.

About METC

Michigan Electric Transmission Company, LLC (METC) is a stand-alone electricity transmission company recently acquired by ITC Holdings Corp. (NYSE: ITC) and is responsible for operating the transmission system that serves approximately six million people throughout Michigan’s Lower Peninsula.  METC’s operating assets consist primarily of approximately 5,400 circuit miles of transmission lines, approximately 43,000 transmission towers and poles and 80 stations, which connect METC’s transmission lines to generation resources, distribution facilities and neighboring transmission systems. METC’s goal is to invest in electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. For more information on METC, please visit http://www.metcllc.com. (itc-ITC)

Safe Harbor Statement and Legal Disclaimer

This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business, including our business after the acquisition, and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in this press release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved.  Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Contact:

Media Contact: Lisa Aragon, ITC Holdings (248.835.9300, laragon@itc-holdings.com)
Investor/Analyst Contact:  Pat Wenzel, ITC Holdings (248.374.7200, pwenzel@itc-holdings.com)

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